                                                                     EXHIBIT 2.1


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                            ASSET PURCHASE AGREEMENT


                                 by and between


                                UTI ENERGY CORP.


                                      and


                          QUARLES DRILLING CORPORATION

                               December 31, 1996


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                               TABLE OF CONTENTS


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PARTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE I
       CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II
       PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . .    4
       2.1    Assets to be Purchased  . . . . . . . . . . . . . . . . . . .    4
       2.2    Excluded Assets   . . . . . . . . . . . . . . . . . . . . . .    6
       2.3    Assumed Liabilities   . . . . . . . . . . . . . . . . . . . .    6
       2.4    Limitation of Liabilities   . . . . . . . . . . . . . . . . .    6
       2.5    Limitation on Assignments   . . . . . . . . . . . . . . . . .    7
       2.6    Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE III
       PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . . . . . . . .    8
       3.1    Consideration for the Purchased Assets  . . . . . . . . . . .    9
       3.2    Allocation of Purchase Price  . . . . . . . . . . . . . . . .   10

ARTICLE IV
       THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
       4.1    Time and Place of Closing   . . . . . . . . . . . . . . . . .   10
       4.2    Deliveries by Seller  . . . . . . . . . . . . . . . . . . . .   10
       4.3    Deliveries by Buyer   . . . . . . . . . . . . . . . . . . . .   10

ARTICLE V
       REPRESENTATIONS AND WARRANTIES OF SELLER   . . . . . . . . . . . . .   11
       5.1    Organization and Existence  . . . . . . . . . . . . . . . . .   11
       5.2    Authority; Etc.   . . . . . . . . . . . . . . . . . . . . . .   11
       5.3    No Violations   . . . . . . . . . . . . . . . . . . . . . . .   12
       5.4    Ownership of Rigs   . . . . . . . . . . . . . . . . . . . . .   12
       5.5    Inventory   . . . . . . . . . . . . . . . . . . . . . . . . .   12
       5.6    Contracts   . . . . . . . . . . . . . . . . . . . . . . . . .   13
       5.7    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   13
       5.8    Governmental Approval   . . . . . . . . . . . . . . . . . . .   13
       5.9    Compliance With Laws  . . . . . . . . . . . . . . . . . . . .   14
       5.10   Employees Matters   . . . . . . . . . . . . . . . . . . . . .   14
       5.11   Environmental Matters   . . . . . . . . . . . . . . . . . . .   14
       5.12   No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . .   16
       5.13   Decrees, Etc.   . . . . . . . . . . . . . . . . . . . . . . .   16
       5.14   Performance Bonds; Letters of Credit  . . . . . . . . . . . .   16





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
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ARTICLE VI
       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . .   17
       6.1    Organization and Existence  . . . . . . . . . . . . . . . . .   17
       6.2    Authority; Etc.   . . . . . . . . . . . . . . . . . . . . . .   17
       6.3    Authorization for UTI Common Stock  . . . . . . . . . . . . .   17
       6.4    SEC Documents   . . . . . . . . . . . . . . . . . . . . . . .   18
       6.5    No Violations   . . . . . . . . . . . . . . . . . . . . . . .   18
       6.6    Governmental Approval   . . . . . . . . . . . . . . . . . . .   19
       6.7    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   19
       6.8    No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . .   19
       6.9    Buyer M.A.E.  . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE VII
       CONDITIONS TO THE OBLIGATIONS OF SELLER  . . . . . . . . . . . . . .   19
       7.1    Accuracy of Representations and Warranties  . . . . . . . . .   19
       7.2    Covenants and Agreements Performed  . . . . . . . . . . . . .   19
       7.3    Officer's Certificate   . . . . . . . . . . . . . . . . . . .   19
       7.4    Legal Opinion   . . . . . . . . . . . . . . . . . . . . . . .   20
       7.5    HSR Act   . . . . . . . . . . . . . . . . . . . . . . . . . .   20
       7.6    Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE VIII
       CONDITIONS TO THE OBLIGATIONS OF BUYER   . . . . . . . . . . . . . .   20
       8.1    Accuracy of Representations and Warranties  . . . . . . . . .   20
       8.2    Covenants and Agreements Performed  . . . . . . . . . . . . .   20
       8.3    Officer's Certificate   . . . . . . . . . . . . . . . . . . .   20
       8.4    Legal Opinion   . . . . . . . . . . . . . . . . . . . . . . .   20
       8.5    HSR Act   . . . . . . . . . . . . . . . . . . . . . . . . . .   20
       8.7    No Adverse Change   . . . . . . . . . . . . . . . . . . . . .   21
       8.8    Diminution in Value of the Assets   . . . . . . . . . . . . .   21
       8.9    Financing by Buyer  . . . . . . . . . . . . . . . . . . . . .   21
       8.10   Employment Contract   . . . . . . . . . . . . . . . . . . . .   21
       8.11   Board Approval  . . . . . . . . . . . . . . . . . . . . . . .   21
       8.12   Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . .   21

ARTICLE IX
       COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE
       RELATING TO AND SUBSEQUENT TO THE CLOSING  . . . . . . . . . . . . .   21
       9.1    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       9.2    HSR Act Compliance  . . . . . . . . . . . . . . . . . . . . .   21
       9.3    Access  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       9.4    Conduct of Business and Preservation of Assets  . . . . . . .   22
       9.5    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   22
       9.6    Certain Taxes   . . . . . . . . . . . . . . . . . . . . . . .   22
       9.7    Actions with Respect to Closing   . . . . . . . . . . . . . .   22
       9.8    Public Statements   . . . . . . . . . . . . . . . . . . . . .   23
       9.9    Continued Effectiveness of Representations and Warranties   .   23





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       9.10   Performance Bonds   . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE X
       REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . .   24
       10.1   Demand Rights   . . . . . . . . . . . . . . . . . . . . . . .   24
       10.2   Piggyback Rights  . . . . . . . . . . . . . . . . . . . . . .   24
       10.3   Procedure   . . . . . . . . . . . . . . . . . . . . . . . . .   25
       10.4   Indemnification   . . . . . . . . . . . . . . . . . . . . . .   26
       10.5   Termination   . . . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE XI
       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
       11.1   Termination   . . . . . . . . . . . . . . . . . . . . . . . .   28
       11.2   Effect of Termination   . . . . . . . . . . . . . . . . . . .   29

ARTICLE XII
       EXTENT AND SURVIVAL OF REPRESENTATIONS,
       WARRANTIES, COVENANTS AND AGREEMENTS;
       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . .   29
       12.1   Scope of Representations of Seller  . . . . . . . . . . . . .   29
       12.2   Indemnification by Seller   . . . . . . . . . . . . . . . . .   30
       12.3   Indemnification by Buyer  . . . . . . . . . . . . . . . . . .   30
       12.4   Indemnification Procedure   . . . . . . . . . . . . . . . . .   31
       12.5   Survival  . . . . . . . . . . . . . . . . . . . . . . . . . .   31
       12.6   Limitation of Remedies  . . . . . . . . . . . . . . . . . . .   31
       12.7   Applicability of Indemnification Obligation   . . . . . . . .   31

ARTICLE XIII
       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
       13.1   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .   32
       13.2   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .   33
       13.3   Amendments and Waiver; Rights and Remedies  . . . . . . . . .   33
       13.4   Governing Law   . . . . . . . . . . . . . . . . . . . . . . .   33
       13.5   Binding Effect; Assignment  . . . . . . . . . . . . . . . . .   33
       13.6   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   34
       13.7   References  . . . . . . . . . . . . . . . . . . . . . . . . .   34
       13.8   Severability of Provisions  . . . . . . . . . . . . . . . . .   34
       13.9   Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
       13.10  Descriptive Headings  . . . . . . . . . . . . . . . . . . . .   34





                                    ( iii )

                            ASSET PURCHASE AGREEMENT


       This ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of December 31, 1996, by and between UTI Energy Corp., a Delaware corporation ("Buyer"), and Quarles Drilling Corporation, an Oklahoma corporation ("Seller");

                                  WITNESSETH:

       WHEREAS, Buyer desires to purchase the Purchased Assets (as hereinafter defined) from Seller; and

       WHEREAS, Seller desires to sell the Purchased Assets to Buyer in exchange for the payment by Buyer of the Purchase Price (as hereinafter defined) and the assumption by Buyer of the Assumed Liabilities (as hereinafter defined);

       NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE I

                              CERTAIN DEFINITIONS

       As used in this Agreement, the following terms have the following respective meanings:

       "Affiliate" means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

       "Agreement" has the meaning specified in the preamble.

       "Applicable Environmental Laws" has the meaning specified in Section 5.11(j).

       "Applicable Laws" has the meaning specified in Section 5.9.

       "Assumed Liabilities" has the meaning specified in Section 2.3.

       "Average Market Price" means the average closing sale price per share of the UTI Common Stock, for the ten trading days immediately preceding the second trading day prior to the Determination Date as reported by the American Stock Exchange.

       "Best Efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

       "Business Day" means a day on which national banks are generally open for the transaction of business in Houston, Texas.

       "Buyer" has the meaning specified in the preamble.

       "Buyer Basket" has the meaning specified in Section 12.2.

       "Buyer Designee" has the meaning specified in Section 13.5(b).

       "Buyer MAE" shall have the meaning specified in Section 6.9.

       "Cash Purchase Price" shall have the meaning specified in Section
3.1(a).

       "Claims" has the meaning specified in Section 12.2.

       "Closing" means the consummation of the transactions contemplated by this Agreement.

       "Closing Date" has the meaning specified in Section 4.1.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Commission" has the meaning specified in Section 10.3.

       "Consent Required Contract" has the meaning specified in Section 2.5.

       "Determination Date" means the earlier of (i) June 30, 1997, and (ii) the date on which an effective registration statement filed under the Securities Act with respect to the resale of the UTI Common Stock issuable to the Seller hereunder is first declared effective by the Commission; provided, however, if a registration statement is not filed prior to June 30, 1997 or sales under a registration statement have been suspended in either case by virtue of Buyer's right to delay filing or suspend sales set forth in the first proviso of Section 10.1, the June 30, 1997 Determination Date shall be extended until such time as the registration statement is filed or such suspension of sales is lifted.

       "Drilling Contract" has the meaning specified in Section 2.1(e)(i).

       "Encumbrances" means liens, charges, pledges, options, mortgages, security interests, claims, easements, rights-of-way, servitudes, title defects, rights of third parties and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

       "ERlSA" means the Employee Retirement Income Security Act of 1974, as amended.

       "Escrow Agent" has the meaning specified in Section 3.1.

       "Escrow Shares" has the meaning specified in Section 3.1.

       "Exchange Act" has the meaning specified in Section 6.4.

       "Excluded Assets" has the meaning specified in Section 2.2.


       "Excluded M.E.L. Assets" means those assets identified in the M.E.L. Report as Oklahoma City yard assets or vehicles, except for those Oklahoma City yard assets or vehicles that are specifically listed on Schedule 1 hereto as assets that are included in the Purchased Assets.

       "General Assignment" has the meaning specified in Section 4.2(a).

       "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

       "hazardous material" has the meaning specified in Section 5.11(j).

       "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

       "Indemnified Party" has the meaning specified in Section 12.4.

       "Indemnifying Party" has the meaning specified in Section 12.4.

       "Inventory" has the meaning specified in Section 2.1(c).

       "M.E.L. Report" means the M.E.L. Valuation Report dated July 22, 1996, attached hereto.

       "Nonassigned Contract" has the meaning specified in Section 2.4.

       "Other Contract" has the meaning specified in Section 2.1(e)(ii)

       "Permitted Encumbrances" means (i) Encumbrances for taxes, assessments and governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of Seller, excluding any mortgage; and (iii) the express terms of the Drilling Contracts and Other Contracts; provided, however, that at the Closing "Permitted Encumbrances" shall not include any Encumbrances for taxes, assessments or governmental charges filed of record against the Purchased Assets, or statutory liens filed of record against the Purchased Assets.

       "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

       "Purchased Assets" has the meaning specified in Section 2.

       "Purchase Price" shall mean $16,200,000.

       "Retained Liabilities" has the meaning specified in Section 2.4.

       "Rigs" has the meaning specified in Section 2.1(b).

       "Securities Act" has the meaning specified in Section 9.11.

       "Seller" has the meaning specified in the preamble.

       "Seller Basket" has the meaning specified in Section 12.3.

       "Seller MAE" means a single event, occurrence or fact that, together with all other events, occurrences and facts that (i) would have, or might reasonably be expected to have, (x) a material adverse effect on the condition, business, prospects or operations of the Rigs or (y) a material adverse effect on the ability of the Buyer to operate the Rigs after the date of Closing, (ii) would create an Encumbrance on any of the Purchased Assets except for a Permitted Encumbrance, (iii) results in a loss or damage to the Rigs (whether or not covered by insurance) in an amount in excess of $250,000 or (iv) may constitute a criminal violation of law involving a felony.

       "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit sharing, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, recording, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

       "UTI Common Stock" means the common stock, $0.001 par value, of Buyer.

       "UTI Shares" means the shares of UTI Common Stock issued to Seller pursuant to this Agreement.


                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS

       2.1 Assets to be Purchased. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase, free and clear of any Encumbrances other than Permitted Encumbrances, all of the assets (other than the Excluded M.E.L. Assets) used or useful in connection with the land drilling rig business of Seller as more fully described in the M.E.L. Report and in clauses (d) and (e) below (collectively, the "Purchased Assets"). The Purchased Assets shall include:

              (a) the eight land drilling rigs currently marketed by Seller described in the M.E.L. Report and all such drilling units' respective drilling machinery and equipment (including, without limitation, floor tools and blow-out preventers), engines, machinery, rigging, apparel, furniture, computers and computer equipment on such units, fittings and equipment, pumps and pumping equipment, spare components and parts, drill pipe, case barrels, drill collars, heavy-weight drill pipe, racking, supporting inventory and stores and all appurtenances thereto appertaining or belonging thereto (collectively, the "Marketed Rigs");

              (b) the equipment described in the M.E.L. Report, which collectively constitutes the Seller's one stacked land drilling rig (the "Stacked Rig," and, together with the Marketed Rigs, the "Rigs" and each a "Rig");

              (c) the stocks owned by Seller or any of their Affiliates described in the M.E.L. Report (other than the Excluded M.E.L. Assets) (collectively "Inventory"), as such Inventory may be reduced through consumption thereof, or increased through replacement thereof or addition thereto, in the ordinary course of the maintenance and operation of the Rigs through the Closing Date;

              (d) the following tangible and intangible assets used or held for use in connection with the ownership, maintenance and operation of the Rigs, to the extent assignable by law and Seller or its Affiliates have the right to assign and transfer such assets:

              (i) all records to be delivered to Buyer pursuant to Section 2.6; and

              (ii) the certificates, licenses, permits, consents, operating authorities, orders, exemptions, franchises, approvals, registrations and other authorizations and applications therefor specifically associated with the maintenance and operation of a Rig ("Permits"); and

              (e)    the benefit and burden subsequent to the Closing Date of:

              (i) all drilling contracts and any amendments thereto for the employment of the Rigs existing on the Closing Date (the "Drilling Contracts"), including without limitation the Drilling Contracts identified on Schedule 2.1(e)(i) hereto existing on the Closing Date; provided, however, if the Drilling Contract is a turnkey contract, Buyer may choose to not accept the benefit and burden of such Contract by giving notice to such effect to Seller prior to Closing, and, to the extent any turnkey Drilling Contract is not so assigned to and assumed by Buyer, Buyer and Seller agree that Buyer will provide drilling services, on a market dayrate basis, to Seller to enable Seller to satisfy its obligations under the Drilling Contract; and

              (ii) all other contracts to which Seller or any of its Affiliates is a party relating to the ownership, maintenance and operation of the Rigs existing on the Closing Date to the extent described on Schedule 2.1(e)(ii) (the "Other Contracts").





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
If requested by the Buyer prior to the Closing, the Purchased Assets shall be conveyed by the Seller prior to the Closing to a newly formed wholly owned Delaware subsidiary of Seller having no other assets or liabilities and the Seller shall convey at the Closing to the Buyer all the stock of such corporation free and clear of all Encumbrances. No other Person shall have any rights with respect to such corporation and the transfer and assignment and all matters relating thereto shall be satisfactory to the Buyer.

       2.2 Excluded Assets. The Purchased Assets to be transferred by Seller hereunder shall include only those described or referred to in Section 2.1, and no other assets or properties of Seller shall be transferred hereunder. Without limiting the generality of the preceding sentence, the Purchased Assets shall not include any (i) cash, accounts receivable, prepaid expenses and deposits, (ii) any real estate or other interests in real estate, including leases, of Seller, (iii) the Excluded M.E.L. Assets or (iv) claims and rights under contracts not assigned to and assumed by Buyer hereunder and, in the case of contracts that are assigned to and assumed by Buyer, claims and rights thereunder to the extent, but only to the extent, that such claims and rights relate to the ownership or operation of the Purchased Assets prior to the Closing (collectively, the "Excluded Assets"). Notwithstanding the foregoing, any claims or rights of Seller or any of its Affiliates under warranties relating to the Purchased Assets given by third parties shall be considered a Purchased Asset, to the extent transferrable.

       2.3 Assumed Liabilities. As of the Closing Date, subject to Section 2.5, Buyer shall assume the obligations of Seller under the express written terms of the Drilling Contracts and Other Contracts being assumed by Buyer to the extent and only to the extent such obligations relate to the ownership, operation and maintenance of the Rigs after the Closing, excluding any Retained Liabilities (collectively, the "Assumed Liabilities").

       2.4 Limitation of Liabilities. Buyer shall not assume or in any way be liable or responsible for any liabilities or obligations of Seller or its Affiliates except as specifically provided herein, it being expressly acknowledged that it is the intention of the parties hereto that all liabilities that Seller or its Affiliates has or may have in the future, whether fixed or contingent, and whether known or unknown, not expressly described in the definition of Assumed Liabilities shall be "Retained Liabilities" and remain the liabilities of Seller and its Affiliates. Without limiting the generality of the foregoing, except to the extent specifically provided in Section 2.3, Buyer shall not assume, or take title to the Purchased Assets subject to:

              (a) any obligation or liability, including indemnification, relating to the ownership, operation or maintenance of the Rigs or the performance of the Drilling Contracts and Other Contracts prior to the Closing;

               (b) Taxes relating to the ownership, operation or maintenance of the Rigs, for any period ending on or prior to the Closing, any income (or similar) Taxes of any Seller or its Affiliates on the sale of the Purchased Assets and any Taxes or payments payable in connection with sale of the Purchased Assets to Buyer as contemplated hereby;

              (c) any liability or obligation of Seller or any of its Affiliates under any note, bond or other instrument secured by the Purchased Assets;

              (d) any liability or obligation of Seller or any of its Affiliates in respect of any express or implied representation, warranty, agreement or guaranty made (or claimed to have been made) by Seller or any of its Affiliates or imposed or asserted to be imposed by operation of law (except obligations or liabilities imposed on Buyer by operation of law after the Closing);

              (e)    any account payable to any Affiliate of Seller;

              (f) any statutory liens accrued or existing at the time of Closing on the Closing Date against the Purchased Assets;

              (g) any violation by Seller or any of its Affiliates of or default by Seller or any such Affiliate under any Applicable Laws, including, without limitation, Applicable Environmental Laws, which affects the ownership or operation of the Purchased Assets or results in any change in the Assumed Liabilities, or any remedial obligation under any Applicable Environmental Law arising out of or related to the ownership or operation of the Purchased Assets prior to Closing; or

              (h) any liability resulting from or relating to the employment relationship between any Seller or its Affiliates and any of their present or former employees or the termination of any such employment relationship with any Seller or any of its Affiliates, including, without limitation, accrued severance pay and other similar benefits, if any, and any claim filed on or prior to the Closing Date or which may thereafter be filed by or on behalf of any employee or former employee of Seller or its Affiliates relating to the employment or termination of employment of any such employee by Seller or its Affiliates, including, but not limited to, any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation or workers' compensation.

       2.5 Limitation on Assignments. Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to Buyer of any Drilling Contract, Other Contract, Permit, license or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof or a violation of any law or any judgment, decree, order, writ, injunction, rule or regulation of any Governmental Entity unless and until such consent shall have been obtained. In the case of any such Drilling Contract, Other Contract, Permit, license or other right that cannot be effectively transferred to Buyer without such consent (a "Consent Required Contract"), Seller agrees that between the date hereof and the Closing Date it will use its Best Efforts to obtain or cause to be obtained the necessary consents to the transfer of any Consent Required Contract. Buyer agrees to cooperate and to cause any Buyer Designee to cooperate with Seller in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by the other contracting party under a Consent Required Contract. In the event that Seller shall have failed prior to the Closing Date to obtain consents to the transfer of any Consent Required Contract and Buyer shall have waived the conditions set forth in Section 8.6, the terms of this
Section 2.5 shall govern the transfer of the benefits of each such contract. Seller and Buyer shall use their Best Efforts after the Closing Date to obtain any required consent to the assignment to, and assumption by, Buyer of each Consent Required Contract that is not transferred to Buyer at the Closing (a "Nonassigned Contract"). With respect to the Nonassigned Contracts and any of the Purchased Assets that are not assignable by the terms thereof or consents to the assignment thereof cannot be obtained as provided herein, the Purchased Assets shall be held by the Seller in trust for the Buyer and shall be performed by the Buyer in the name of the Seller and all benefits and obligations derived thereunder shall be for the account of the Buyer; provided, however, that where entitlement of the Buyer to such Purchased Assets hereunder is not recognized by any third party, the Seller shall, at the request of the Buyer, enforce in a reasonable manner, at the cost of and for the account of the Buyer, any and all rights of the Seller against such third party.

       2.6    Delivery.

              (a) Buyer shall be entitled to the records physically located on the Rigs or at the location thereof on the Closing Date and relevant to the Rigs.

              (b) As promptly following the Closing as practicable, Seller shall deliver or cause to be delivered to Buyer at the offices where such records are located or such other location as mutually agreed, (i) a copy of the operational and accident records, (ii) engineering drawings, designs, schematics, blueprints, instruction manuals, flowsheets, models, maintenance schedules and similar technical records, (iii) all regulatory certification and documentation, all pertinent correspondence relating thereto, all technical manuals relating to equipment on the Rigs and all equipment history files and preventive maintenance data and (iv) all Drilling Contracts, Other Contracts and all material correspondence and other records relating thereto.

              (c) Seller shall provide personnel records related to any employees of Seller or its Affiliates who become employed by Buyer or its Affiliates after the Closing Date.

              (d) Seller shall be entitled to retain all originals of its corporate, financial, accounting, legal, tax and audit records.

              (e) The Rigs shall be delivered on the Closing Date at such locations as may be agreed upon by the parties as is where is as of the time of delivery. Seller agrees that to the extent any of the Purchased Assets are at the time of Closing located on property owned or leased by Seller or any of Seller's Affiliates, Buyer may, for a period of 120 days, continue to have such Purchased Assets stored at such locations after Closing without any additional payments to Seller. Buyer shall be responsible for maintenance of all insurance relating to such Purchased Assets from and after the Closing Date and shall be responsible for all costs relating to the relocation of any of the Purchased Assets from such locations.

                                  ARTICLE III

                                 PURCHASE PRICE

       3.1    Consideration for the Purchased Assets.

              (a) At the Closing, Buyer shall pay to Seller the Purchase Price by (i) delivering to Seller the amount of $8,100,000 (the "Cash Purchase Price") in immediately available funds by confirmed wire transfer to a bank account to be designated by Seller (such designation to occur no later than the second business day prior to the Closing Date), and (ii) delivering stock certificates representing 256,175 shares of UTI Common Stock (the "Escrow Shares") to Liberty Bank & Trust Company of Oklahoma City or such other escrow agent to be mutually agreed upon by Buyer and Seller at least ten days prior to the Closing (the Escrow Agent"). All costs with respect to engagement of the Escrow Agent for purposes of this Agreement shall be borne equally by Seller and Buyer.

              (b) The Escrow Shares shall be held by the Escrow Agent on behalf of Seller and not distributed to Seller until after the Determination Date and then only in accordance with the provisions of this Article 3. As promptly as practical following the Determination Date, Buyer shall deliver to the Escrow Agent a certificate setting forth the Average Market Price and facts confirming the occurrence of the Determination Date if the Determination Date is prior to June 30, 1997. A copy of this certificate shall be provided to Seller.

              (c) If the Average Market Price is less than $31.69, Buyer shall, at its option, either (i) issue to Seller an additional number of shares of UTI Common Stock (the "Additional Shares") equal to (x) $8.1 million divided by the Average Market Price minus (y) the number of Escrow Shares or (ii) pay to the Escrow Agent for distribution to the Seller an amount of cash equal to the number of Additional Shares that would be issued pursuant to clause (i) above multiplied by the Average Market Price. For example, if the Average Market Price is $30.00, Buyer shall either (i) issue to Seller an additional 13,825 shares of UTI Common Stock (270,000 shares minus 256,175 shares) or (ii) pay to the Escrow Agent for distribution to the Seller $414,750 (13,825 shares times $30.00).

              (d) If the Average Market Price is greater than $31.69, the Escrow Agent shall return to Buyer free and clear of any rights of Seller a number of the Escrow Shares equal to the product of (A) .50 times (B) the excess of the number of Escrow Shares over the result of (x) $8.1 million divided by (y) the Average Market Price. For example, if the Average Market Price is $33.00, the Escrow Agent will return to Buyer 5,360 of the Escrow Shares (.50 times (256,175 shares minus 245,455 shares)).

              (e) All dividends and other distributions and payments received by the Escrow Agent in respect of the Escrow Shares shall be paid to the Seller to the extent and at the time the Seller receives the Escrow Shares and all dividends and other distributions and payments received by the Escrow Agent in respect of the Escrow Shares that are returned to Buyer shall be paid to Buyer at the time such Escrow Shares are returned to Buyer.

              (f) In the event there is a reclassification, stock split or stock dividends or reverse stock split involving the UTI Common Stock, the foregoing provisions of this

Section 3.1 relating to the UTI Common Stock to be issued hereunder shall be adjusted to give appropriate effect to such transaction.

              (g) As additional consideration for the Purchased Assets, the Buyer shall assume at Closing and shall thereafter perform the Assumed Liabilities.

       3.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in a manner to be specified by Buyer prior to the Closing. After the Closing, Seller and Buyer shall cooperate with each other in the preparation, execution and filing of (i) all information returns and supplements thereto required to be filed with the Internal Revenue Service by the parties under Section 1060 of the Code and the Treasury Regulations promulgated thereunder relating to the allocation of the Purchase Price and
(ii) all similar filings required to be filed with respect to the transactions contemplated by this Agreement with the Internal Revenue Service and other appropriate taxing authorities.


                                   ARTICLE IV

                                  THE CLOSING

       4.1 Time and Place of Closing. The Closing shall take place at the offices of Fulbright & Jaworski L.L.P. at 9:00 a.m., local time, on the third Business Day after the later to occur of (i) the satisfaction of the conditions to the obligations of the parties set forth in Sections 7.5 and 8.5 and (ii) receipt by Buyer of funds by Buyer sufficient to pay the Cash Purchase Price, or at such other place, date or time as the parties may agree in writing. The date on which the Closing is required to take place is herein referred to as the "Closing Date."

       4.2 Deliveries by Seller. At the Closing, Seller shall deliver the following to Buyer:

              (a) a duly executed General Conveyance, Assignment and Bill of Sale and Transfer and Assumption of Liabilities (the "General Assignment") in the form of Exhibit 4.2(a), together with such other bills of sale, assignments and other instruments of transfer, assignment and conveyance as Buyer shall reasonably request to vest in Buyer or a Buyer Designee good and marketable title to the Purchased Assets;

              (b) copies of any consents obtained as contemplated by Section 2.5; and

              (c) the certificate and opinion of counsel contemplated by Sections 8.3 and 8.4, respectively.


       4.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller:

              (a)    the Cash Purchase Price;

              (b) a duly executed General Assignment and such other instruments of transfer and assumption as Seller shall reasonably request in order to cause an effective assignment to and assumption by Buyer of the Drilling Contracts and Other Contracts as contemplated herein; and

              (c) stock certificates representing the UTI Shares, which will contain a restrictive legend substantially similar to the following:

              "The securities represented by this certificate have not been registered under the Securities Act of 1933 or the laws of any state and may not be transferred in the absence of an effective registration statement for the securities under the Securities Act of 1933 and applicable state laws or an opinion of counsel reasonably satisfactory to the Company that such registration is not required."; and

              (d) the certificate and opinion of counsel contemplated by Sections 7.3 and 7.4, respectively.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller hereby represents and warrants to Buyer as follows:

       5.1 Organization and Existence. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own and lease the Purchased Assets and to carry on its business as such business is currently conducted. Seller is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the character of the Purchased Assets or the nature of the business currently conducted by it requires it so to be qualified or licensed unless the failure so to qualify or be licensed would not reasonably be expected to have Seller MAE.

       5.2 Authority; Etc. Seller has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by Seller, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Seller and all agreements, instruments and documents to be executed and delivered by Seller hereunder, the performance by Seller of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of Seller, and no other corporate proceedings of Seller are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Seller hereunder, have been duly authorized to do so by all necessary actions on the part of

Seller. This Agreement constitutes, and each other agreement or instrument to be executed by Seller hereunder, when executed and delivered by Seller, will constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       5.3 No Violations. The execution and delivery of this Agreement by Seller, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

              (a) violate any of the terms of the certificate of incorporation or bylaws (or the equivalent) of Seller;

              (b) (i) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets is subject which breach or default would reasonably be expected to have Seller MAE or (ii) result in the creation of any Encumbrance on any of the Purchased Assets, or otherwise give any person the right to terminate any Drilling Contract, Permit or Other Contract assumed by Buyer; or

              (c) to Seller's knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Seller, or its assets, which violation with respect to the matters specified in paragraphs
(b) and (c) of this Section 5.3 would reasonably be expected to have a Seller
MAE.

       5.4 Ownership of Rigs. Except for Encumbrances in favor Liberty Bank & Trust Company of Oklahoma City that will be released at Closing (the "Released Encumbrances"), Seller owns good and marketable title to the Rigs, free and clear of all Encumbrances except for Permitted Encumbrances, and, upon the Seller's execution and delivery of the General Assignment, Buyer will own good and marketable title to the Rigs, free and clear of all Encumbrances except for Permitted Encumbrances

       5.5 Inventory. Except for the Released Encumbrances, Seller owns good and marketable title to the Inventory reflected in the M.E.L. Report (other than the Excluded M.E.L. Assets), as such Inventory may be reduced through the consumption thereof, or increased through replacement thereof or additions thereto, in the ordinary course of the maintenance and operation of the Rigs through the Closing Date, free and clear of all Encumbrances except for Permitted Encumbrances, and, upon Seller's execution and delivery of the General Assignment, Buyer will own good and marketable title to the Inventory reflected in the M.E.L. Report (other than the Excluded M.E.L. Assets), as such Inventory may be reduced through the consumption thereof, or increased through replacement thereof or additions thereto, in the ordinary course of the maintenance and operation of the Rigs through the Closing Date, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances, if any, created or permitted to be imposed by Buyer or a Buyer Designee.

       5.6 Contracts. Seller has made available to Buyer for review complete and correct copies of all Drilling Contracts and Other Contracts.
None of the Drilling Contracts or Other Contracts may be transferred to Buyer without the consent of the other party to such Contract and such other consents, if any, as may be noted on Schedule 2.1(e)(i) or 2.1(e)(ii) hereto. All the Drilling Contracts and Other Contracts are valid, binding and in full force and effect against Seller, as the case may be, and, to Seller's knowledge, are valid, binding and in full force and effect against the other parties thereto. As of the Closing Date, none of the Rigs will be subject to any material agreement, contract or commitment of Seller or any of its Affiliates other than the Drilling Contracts and Other Contracts. Neither Seller nor any of its Affiliates is in default in any material respect, and no notice of alleged default has been received by Seller or any of its Affiliates, under any of the Drilling Contracts and Other Contracts, no other party thereto is, to the knowledge of Seller or its Affiliates, in default thereunder in any material respect, and, to the knowledge of Seller or its Affiliates, there exists no condition or event which, with or without notice or lapse of time or both, would constitute a material default under any of the Drilling Contracts and Other Contracts by Seller, any of its Affiliates or any other party thereto.

       5.7    Litigation.

              (a) There is no litigation and there are no Proceedings, suits or investigations pending, instituted or, to the knowledge of Seller, overtly threatened against any of the Purchased Assets or against any Seller or any of its Affiliates and relating to the ownership, operation or maintenance of any of the Purchased Assets before any Governmental Entity applicable to or binding upon Seller or any of the Purchased Assets that (i) seeks injunctive relief,
(ii) if adversely determined would delay or prevent the consummation of the transactions contemplated by this Agreement or (iii) would reasonably be expected to have a Seller MAE.

              (b) None of Seller or any of its Affiliates nor any of its respective properties or assets is subject to any judicial or administrative judgment, order, decree or restraint currently affecting the ownership, maintenance and operation of the Purchased Assets in a manner that is material and adverse to the ownership, maintenance and operation of the Purchased Assets taken as a whole. Except as referred to on Schedule 5.7(b), Seller has not received any notifications or charges in writing from any Governmental Entity involving alleged violations of or alleged obligations to remediate under occupational safety and health or water quality or other environmental matters that materially and adversely affect the conduct by Seller of the ownership, maintenance and operation of the Purchased Assets taken as a whole or that have not been finally dismissed or otherwise disposed of.

       5.8 Governmental Approval. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

       5.9 Compliance With Laws. Seller is not in violation of or in default under any applicable law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation that is not an Applicable Environmental Law (collectively, "Applicable Laws") relating to the ownership, maintenance or operation of the Purchased Assets, which violation or default materially and adversely affects Seller's ownership, maintenance or operation (as presently conducted) of the Purchased Assets, and no claim is pending or, to Seller's knowledge, overtly threatened with respect to any such matters which if determined adversely to Seller would have such effect.

       5.10   Employees Matters.

              (a) There are no collective bargaining or other labor union agreements to which the Seller is a party or by which it is bound. To the knowledge of the Seller, the Seller has not encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or walkouts.

              (b) The Seller does not contribute to or have an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA.

              (c) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by the Seller or any corporation, trade, business or entity under common control with the Seller, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied,
(ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by the Seller or any Commonly Controlled Entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether waived or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred and (iv) all contributions, including installments, to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

              (d) Buyer will not be obligated or liable with respect to any employee benefit plan or agreement relating to the employees of Seller by virtue of its employment of any of the employees of the Seller.

       5.11   Environmental Matters.

              (a) Seller has received no written notice of any investigation or inquiry by any Governmental Entity under any Applicable Environmental Laws (as defined below) relating to the ownership or operation of the Purchased Assets. To the actual current knowledge of Seller, Seller has not disposed of any hazardous material (as defined below) on any of the Purchased Assets and no condition exists on any of the Purchased Assets which would subject Seller or the Purchased Assets to any remedial obligations under any Applicable Environmental Laws.

              (b) Except where the failure to do so would not have a Seller MAE, Seller and its Affiliates have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in all Applicable Environmental Laws relating to the Purchased Asset.

              (c) Neither Seller or any of its Affiliates nor, to the knowledge of Seller, any prior owner or operator of the Purchased Assets, has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at any site or facility owned, leased or operated by any Seller or its Affiliates or used in connection with the Purchased Assets except in accordance with all Applicable Environmental Laws or except to the extent the same would not have a Seller MAE.

              (d) None of the Purchased Assets have been subject to the release of any Hazardous Materials except to the extent that the same would not have a Seller MAE.

              (e) Seller has secured all environmental Permits necessary to the operation of the Rigs and Seller is in compliance with such permits, except to the extent any such noncompliance does not impose liability on Buyer or its Affiliates.

              (f) Seller has not received any notice, nor is it aware, of any proposal to amend, revoke or replace any environmental Permit, or requiring the issuance of any additional environmental Permit, necessary to operate the Rigs.

              (g) Seller has not received inquiry or notice nor does Seller have any reason to suspect or believe that it will receive inquiry or notice of any actual or potential proceedings, claims, lawsuits or losses related to or arising under any environmental Law and related to the Purchased Assets.

              (h) Seller is not currently operating or required to be operating any of the Purchased Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

              (i) The Seller and the Purchased Assets is to the best of Seller's knowledge in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under Environmental Laws except to the extent any such noncompliance would not have Seller MAE.

              (j) For purposes of this Agreement, "Applicable Environmental Laws" means any and all Applicable Laws pertaining to (x) the control of any potential pollutant or protection of the air, water or land, (y) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation or (z) exposure to hazardous, toxic or other substances alleged to be harmful. "Environmental Laws" shall include all such laws in effect in any and all jurisdictions in which the Purchased Assets are located or in which any Seller or its Affiliates has conducted operations using any of the Purchased Assets, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Texas Water Code, the Texas Solid Waste Disposal Act, and other environmental conservation or protection laws. For purposes of this Agreement, the term "hazardous material" means (i) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Applicable Environmental Laws and (ii) petroleum (including crude oil and any fraction thereof), natural gas and natural gas liquids.

       5.12 No Brokers. Seller has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Seller in connection with such transactions. Seller agrees to indemnify and hold harmless Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Seller.

       5.13 Decrees, Etc. No order, writ, injunction, decree, judgment, award or determination of any court or Governmental Entity has been issued or entered against Seller or any of its Affiliates which continues to be in effect and affects the ownership or operation of the Purchased Assets.

       5.14 Performance Bonds; Letters of Credit. There are no performance or similar bonds or letters of credit currently posted by Seller or any of its Affiliates for the purpose of operating the Rigs.

       5.15 Certain Property on Rigs. Since November 22, 1996, the date of completion of Buyer's inspection of the Rigs, subject to normal wear and tear and consumption in the ordinary course of business, Seller has not removed or permitted to be removed any tangible property from any Rig, except for any such tangible property relocated from one Rig to another Rig or transferred to Inventory.

       5.16 Accredited Investor; Investment Purpose. Seller (i) is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act, and (ii) is acquiring the UTI Shares for its own account, for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Seller acknowledges that the issuance to Seller of the UTI Shares has not been registered under the Securities Act or the securities laws of any state and will contain an appropriate restrictive legend.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer hereby represents and warrants to Seller as follows:

       6.1 Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Buyer is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it so to be qualified or licensed unless the failure so to qualify or be licensed would not reasonably be expected to have a material adverse effect on the business or financial condition of Buyer and its subsidiaries taken as a whole.

       6.2 Authority; Etc. Except for approval by the Board of Directors of Buyer of this Agreement and the transactions contemplated hereby, Buyer has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by Buyer, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. Except for the approval of the Board of Directors of Buyer of such matters, no corporate proceedings of Buyer are necessary on the part of Buyer with respect the execution and delivery of this Agreement by Buyer. Upon approval of this Agreement by the Board of Directors of Buyer, all persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Buyer hereunder, will have been duly authorized to do so by all necessary actions on the part of Buyer. This Agreement constitutes, and each other agreement or instrument to be executed by Buyer hereunder, when executed and delivered by Buyer, will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       6.3 Authorization for UTI Common Stock. Except for approval by the Board of Directors of Buyer of this Agreement and the transactions contemplated hereby, including the issuance of the UTI Common Stock, Buyer has taken all necessary corporate action to permit it to issue the number of shares of UTI Common Stock required to be issued pursuant to the terms of this Agreement. Subject to the provisions of Section 3.1, the shares of UTI Common Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights. The UTI Common Stock issuable in the Merger will, when issued, be listed on the American Stock Exchange subject to official notice of issuance.

       6.4 SEC Documents. Buyer has provided to Seller its Annual Report on Form 10-K for the year ended December 31, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, and its proxy statement with respect to its Annual Meeting of Stockholders for 1996 (such documents collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since September 30, 1996, other than as discussed in the SEC Documents, there has been no material adverse change in the business of Buyer and its subsidiaries, taken as a whole.

       6.5 No Violations. The execution and delivery of this Agreement by Buyer, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

              (a) violate any of the terms of the certificate of incorporation or bylaws of Buyer;

              (b) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a material adverse effect on Buyer's business or financial condition or the results of its operations or on its ability to perform its obligations hereunder; or

              (c) to Buyer's knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Buyer or any of its subsidiaries, except that no representation is made as to the application of any United States antitrust law or regulation to the transactions contemplated by this Agreement, which violation with respect to the matters specified in clauses (b) and (c) of this Section 6.3 would reasonably be expected to have a material adverse effect on Buyer's business or financial condition or the results of its operations or on its ability to perform its obligations hereunder.

       6.6 Governmental Approval. Except for required filings under the HSR Act and as contemplated by Section 9.2 or set forth on Schedule 6.6, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery, of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

       6.7 Litigation. There is no litigation and there are no Proceedings, suits or investigations pending, instituted or, to the knowledge of Buyer overtly threatened against Buyer or its subsidiaries that could reasonably be expected to have a material adverse effect on the business or financial condition of Buyer and its subsidiaries taken as a whole or that, if adversely determined, would delay or prevent the consummation of the transactions contemplated by this Agreement.

       6.8 No Brokers. Buyer has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Buyer in connection with such transactions. Buyer will indemnify and hold harmless Seller from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Seller may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Buyer.

       6.9 Buyer M.A.E. There has been no material adverse change in the business, operations or financial condition of Buyer since September 30, 1996 (a "Buyer MAE").


                                  ARTICLE VII

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

       The obligations of Seller to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Seller:

       7.1 Accuracy of Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

       7.2 Covenants and Agreements Performed. Buyer shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

       7.3 Officer's Certificate. Seller shall have received a certificate, dated as of the Closing Date, of the President or a Vice President of Buyer certifying as to the matters specified in Sections 7.1 and 7.2.

       7.4 Legal Opinion. Seller shall have received from Fulbright & Jaworski L.L.P., counsel for Buyer, an opinion dated the Closing Date, with respect to the due authorization, execution, delivery and enforceability of this Agreement in customary form for such an opinion.

       7.5 HSR Act. All required filings under the HSR Act shall have been made as required and the waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated without governmental objection thereto.

       7.6    Escrow Agreement.    Buyer and Seller shall have entered into an
Escrow Agreement with the Escrow Agent providing for the appointment of the Escrow Agent to receive and distribute the Escrow Shares and cash, if any, provided to it under Section 3.1.


                                  ARTICLE VIII

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

       The obligations of Buyer to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

       8.1 Accuracy of Representations and Warranties. Each representation and warranty of Seller contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

       8.2 Covenants and Agreements Performed. Seller shall have complied on or before the Closing Date in all material respects with each of the covenants or agreements of Seller contained in this Agreement to be performed on or before the Closing Date.

       8.3 Officer's Certificate. Buyer shall have received a certificate, dated as of the Closing Date, of the President or a Vice President of Seller certifying as to the matters specified in Sections 8.1 and 8.2.

       8.4 Legal Opinion. Buyer shall have received from Drummond, Raymond & Hinds, counsel for Seller, an opinion dated the Closing Date, with respect to the due authorization, execution, delivery and enforceability of this Agreement in customary form for such an opinion.

       8.5 HSR Act. All required filings under the HSR Act shall have been made as required and the waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated without governmental objection thereto.

       8.6 Drilling Contracts. Seller shall have obtained the consents to the assignment of the Drilling Contracts and Other Contracts identified as "Consent Required Contracts" on Schedule 2.1(e)(i) and 2.1(e)(ii) on terms acceptable to Buyer.

       8.7    No Adverse Change.  There shall not have occurred any Seller MAE.

       8.8 Diminution in Value of the Assets. Since the date of this Agreement, there shall not have been an actual or constructive total loss of any of the Rigs.

       8.9 Financing by Buyer. Buyer shall have obtained financing acceptable to it for the purchase of the Purchased Assets in an amount not less than the Cash Purchase Price.

       8.10 Employment Contract. Donald Quarles shall, effective as of the Closing, have entered into an employment contract with Buyer on terms satisfactory to Buyer.

       8.11 Board Approval. The Board of Directors of Buyer shall have approved this Agreement and the transactions contemplated hereby.

       8.12   Escrow Agreement.    Buyer and Seller shall have entered into an
Escrow Agreement with the Escrow Agent providing for the appointment of the Escrow Agent to receive and distribute the Escrow Shares and cash, if any, provided to it under Section 3.1.


                                   ARTICLE IX

                 COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE
                   RELATING TO AND SUBSEQUENT TO THE CLOSING

       Seller and Buyer hereby covenant and agree as follows:

       9.1 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement, regardless of whether the transactions contemplated hereby are consummated.

       9.2 HSR Act Compliance. The parties shall comply with all applicable provisions of the HSR Act. Seller and Buyer agree to cooperate with each other and furnish all information to the other party that is necessary in connection with the HSR Act filings required to be made by the parties hereto. Buyer and Seller each agree to request early termination of any applicable waiting period under the HSR Act. Nothing contained in the foregoing shall require Buyer to divest of any assets or enter into any consent or similar decree.

       9.3 Access. Between the date hereof and the Closing, Seller shall give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the representatives and personnel of Seller and to all Purchased Assets, including those books and records to be delivered at Closing to Buyer pursuant to Section 2.6; provided that Seller shall have the right to have a representative present at all times during any inspections, interviews and examinations conducted at or on the offices, facilities or properties of Seller or its Affiliates or representatives.

       9.4 Conduct of Business and Preservation of Assets. Until the Closing, Buyer and Seller agree to cooperate with each other to effect an orderly transition of the ongoing operation of the Purchased Assets and Seller shall use its respective Best Efforts to preserve, maintain and protect the Purchased Assets. From and after the date of this Agreement and until the Closing Date, without the prior express written consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller will not, and Seller will not permit any of its Affiliates to: (i) make any material change in the conduct of the ongoing operation of the Rigs taken as a whole, (ii) enter into any new drilling contracts with respect to the Rigs or enter into any other contracts or agreements with respect to the Rigs other than in the ordinary course of business, or amend, in any respect adverse to Seller or Buyer, any Drilling Contract or Other Contract, (iii) transfer, sell or otherwise convey or dispose of any of the Rigs or Inventory (other than the utilization of the Inventory in the ordinary course of operating the Rigs consistent with past practice), (iv) enter into any Other Contract that would obligate the Buyer in any respect after the Closing, (v) waive any material rights under any Drilling Contract or Other Contract, (vi) move any Rig to a different geographic region or (vii) commit itself to do any of the foregoing.

       9.5 Litigation. Until the Closing, Seller will promptly notify Buyer of any action, suit, proceeding, claim or investigation which is overtly threatened or commenced against Seller which relates to or affects the Purchased Assets or this Agreement or the transactions contemplated hereby, and Buyer will promptly notify Seller of any action, suit, proceeding, claim or investigation which is overtly threatened or commenced against Buyer which relates to and materially and adversely affects this Agreement or the transactions contemplated hereby.

       9.6 Certain Taxes. Buyer shall be liable for and shall pay all sales, use, transfer, stamp, recording, value added or similar Taxes and assessments resulting from the consummation of the transactions contemplated hereby, and Buyer and Seller agree to cooperate to obtain all available exemptions from such Taxes. Seller and Buyer agree to cooperate with each other in order to reduce the amount of Taxes or other assessments imposed on or charged to Seller or Buyer as a result of the consummation of the transactions contemplated by this Agreement; provided, that neither Seller nor Buyer shall be obligated to take any action that it determines in its sole discretion may subject it to additional Taxes, liabilities or expenses.

       9.7 Actions with Respect to Closing. Seller will use its Best Efforts to obtain the satisfaction of the conditions to Closing applicable to Seller set forth in Article VIII as soon as practicable. Buyer will use its Best Efforts to obtain and to cause each Buyer Designee to obtain the satisfaction of the conditions to Closing applicable to Buyer set forth in
Article VII as soon as practicable.

       9.8 Public Statements. Prior to making any news release or other announcement concerning the transactions contemplated hereby, Buyer and shall consult with each other regarding the proposed contents thereof (but no approval thereof shall be required).

       9.9    Continued Effectiveness of Representations and Warranties.
Seller and Buyer shall each use its Best Efforts to cause the representations and warranties made by it herein to continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. Seller and Buyer shall each advise the other promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date that would cause the representations and warranties made by it herein to become untrue in any material respect. Nothing contained in this Section 9.9 shall be construed as being inconsistent with or in derogation of Sections 12.1 or 12.5.

       9.10 Performance Bonds. If Seller has posted a performance or other similar bond or letter of credit in connection with Seller's ownership or operation of the Rigs or its performance under a Drilling Contract, Buyer and Seller shall cooperate with each other in order (i) for Seller to obtain the release of any such bond and (ii) to the extent required, for Buyer to obtain a substitute bond or letter of credit or to assume Seller's existing bond. Buyer shall reimburse Seller for all costs incurred by Seller as a result of Seller's leaving a performance or similar bond or letter of credit in place after the Closing Date in order to permit Buyer to operate the Purchased Assets after the Closing Date.

       9.11   Action of Buyer Regarding Financing and Financial Statements.

       (a) Buyer agrees to use reasonable efforts to secure financing for the payment of the Cash Purchase Price.

       (b) Seller agrees to cooperate with Buyer and to assist Buyer's outside auditors in the preparation of any financial statements relating to the Purchased Assets and Seller that may be reasonably requested by Buyer for filing with the United States Securities and Exchange Commission in connection with any filings that may be made by Buyer under the Securities Act of 1933 (the "Securities Act") or the Exchange Act. Such financial statements shall consist of (i) such audited balance sheets and audited statements of operations, cash flows and changes in equity together with the notes thereon and (ii) such unaudited interim balance sheet and unaudited interim statements of operations, cash flows and changes in equity, if any, in each case as Buyer shall reasonably deem to be required by Buyer.

       9.12 Reimbursement of Certain Mobilization Costs. In the event Seller enters into a dayrate Drilling Contract between the date hereof and the Closing Date for which Seller incurs "mobilization costs" and "startup costs" in excess of the customer's reimbursement for mobilization and startup costs ("Unreimbursed Costs"), Buyer agrees to reimburse Seller for Buyer's pro rata share of the Unreimbursed Costs determined based on the number of days work performed under the Contract prior to Closing by Seller and the number of days work performed under the Contract after the Closing by Buyer; provided, however, Buyer's obligation to Seller pursuant to this provision shall be limited to the amount of profit earned by Buyer on such Drilling Contract, and such reimbursement shall be made at the end of the term of the Drilling Contract. For purposes of this Section 9.12, mobilization costs shall be limited to costs incurred specifically to move to and rig up at the location specified in the Drilling Contract and startup costs is defined as unusual expenditures made at the beginning of a Drilling Contract for items that are used or consumed throughout the entire Drilling Contract.


                                   ARTICLE X

                              REGISTRATION RIGHTS

       10.1 Demand Rights. On one occasion after May 30, 1997, Seller may request, pursuant to this Section 10.1, that Buyer register under the Securities Act the UTI Shares issued to Seller at the Closing pursuant to a non-underwritten offering to be made after June 30, 1997, having a period of distribution not to exceed 120 days; provided, however, Buyer shall not be obligated to prepare and file any registration statement pursuant to this
Section 10.1, or prepare or file any amendment or supplement thereto, and may suspend sales under, at any time when Buyer reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would materially and adversely affect a pending or proposed public offering of securities of Buyer, an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction relating to Buyer or negotiations, discussions or pending proposals with respect thereto or require premature disclosure of information not otherwise required to be disclosed to the potential detriment of Buyer; provided, however, that such period of sale or distribution shall resume after any such suspension for a number of days necessary to keep such registration effective for permitted sales thereunder for a term of 120 days. The filing of a registration statement, or any amendment or supplement thereto, by Buyer may not be deferred, and the sale and distribution of shares may not be suspended, in each case pursuant to the foregoing provisions, for more than 60 days after the abandonment or consummation (or the completion of the distribution of securities in the case of a public offering) of any of the proposals or transactions described therein or, in any event, for more than 120 days.

       10.2 Piggyback Rights. If, at any time after the date hereof, Buyer proposes to register under the Securities Act any shares of UTI Common Stock for sale by it pursuant to an underwritten public offering of the UTI Common Stock (except with respect to registration statements filed on Form S-4 or such other forms as shall be prescribed under the Securities Act for the same purposes as such form), it will at each such time, prior to the filing of any such registration statement, give written notice to Seller of its intention so to do, regardless of whether Seller has previously exercised piggyback registration rights or demand rights as to any other shares of stock held by it, and, upon the written request (which must specify the number of shares of UTI Common Stock to participate in such underwritten offering) of Seller delivered to Buyer within five days of receipt of Buyer's notice, Buyer will use its best efforts to cause any UTI Shares as to which registration shall have been so requested to be included in the shares to be covered by the registration statement proposed to be filed by Buyer. Nothing contained in this Section 10.2 shall, however, limit Buyer's right to cancel, postpone or withdraw any such proposed registration for any reason. Any request by

Seller pursuant to this Section 10.2 to register UTI Shares for sale in the underwriting shall be on the same terms and conditions as the shares of UTI Common Stock to be registered and sold through underwriters under such registration; provided, however, that as a condition to such inclusion Seller shall execute an underwriting agreement acceptable to the underwriters and, if requested, a custody agreement having such customary terms as the underwriters shall request, including indemnification, and if the managing underwriter determines and advises in writing that the inclusion in the underwriting of all UTI Shares proposed to be included by Seller and any other shares of UTI Common Stock sought to be registered by any other stockholder of Buyer exercising rights comparable to those of Seller under this Agreement would, in its reasonable and good faith judgment, interfere with the successful marketing of the securities proposed to be registered for underwriting by Buyer or by any holder of UTI Common Stock having the right to require Buyer to file a registration statement to register such UTI Common Stock (the "Other Common Stock"), then the number of UTI Shares and Other Common Stock requested to be included in the underwriting shall be reduced pro rata among Seller and the holders of Other Common Stock requesting such registration and inclusion in the underwriting and may, in the determination of such managing underwriter and consistent with pro rata reduction, be reduced to zero.

       10.3 Procedure. If and whenever Buyer is required by the provisions of this Warrant to use its best efforts to effect the registration of any UTI Shares under the Securities Act, Buyer will, subject to the other provisions of this Section 10:

              (a) as expeditiously as reasonably practicable and in any case within 30 days after demand therefor, prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement on the appropriate form with respect to such UTI Shares and seek to cause such registration statement to become and remain effective;

              (b) as expeditiously as reasonably practicable, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of such UTI Shares covered by such registration statement in accordance with the intended method of distribution set forth in such registration statement;

              (c) as expeditiously as reasonably practicable, furnish to Seller such number of copies of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, and such other documents as Seller may reasonably request, in order to facilitate the public sale or other disposition of such UTI Shares; provided, however, that the obligation of Buyer to deliver copies of prospectuses or preliminary prospectuses to Seller shall be subject to the receipt by Buyer of reasonable assurances from Seller that it will comply with the applicable provisions of the Securities Act and of such other securities laws as may be applicable in connection with any use by it of any prospectuses or preliminary prospectuses;

              (d) as expeditiously as practicable, use its best efforts to register or qualify UTI Shares covered by such registration statement under such other securities laws of such United States jurisdictions as Seller shall reasonably request (considering the nature and size of the offering) and do any and all other acts and things which may be necessary or desirable to enable Seller to consummate the public sale or other disposition in such jurisdictions of UTI Shares; provided, however, that Buyer shall not be required to qualify to transact business as a foreign corporation in any jurisdiction in which it would otherwise not be required to be so qualified or to take any action which would subject it to general service of process in any jurisdiction in which it is not then so subject;

              (e) bear all Registration Expenses (as defined below) in connection with all registrations hereunder; provided, however, that all Selling Expenses (as defined below) of UTI Shares and all fees and disbursements of counsel for Seller in connection with each registration pursuant to this Article 10 shall be borne by Seller. Expenses incurred by Buyer in complying with this Article 10, including, without limitation: (i) all registration and filing fees; (ii) all printing expenses; (iii) all fees and disbursements of counsel for Buyer; (iv) all blue sky fees and expenses; and
(v) all fees and expenses of accountants for Buyer are herein referred to as "Registration Expenses". All underwriting fees and discounts and brokerage and selling commissions relating to UTI Shares to be registered for sale by Seller and fees and expenses of the counsel for Seller and any underwriter's counsel applicable to the sales by Seller in connection with any such registration are herein referred to as "Selling Expenses"; and

              (f) keep each registration pursuant to Section 10.1 hereof effective for a period of up to 120 days or such shorter period of time until the transfer or sale of all UTI Shares so registered has been completed.

       10.4   Indemnification.

              (a) In the event of a registration of any UTI Shares under the Securities Act pursuant to this Article 10, Buyer will indemnify and hold harmless Seller and any other Person, if any, who controls Seller within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which Seller or such controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such UTI Shares were registered under the Securities Act, any preliminary prospectus distributed with the consent of Buyer or final prospectus contained therein, or any amendment thereof or supplement thereto, including all documents incorporated by reference therein, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Seller and each such controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Buyer will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement, including all documents incorporated by reference therein, in reliance upon and in conformity with written information furnished to Buyer by or on behalf of Seller or a controlling Person of Seller specifically for use in the preparation thereof.

              (b) In the event of any registration of any UTI Shares under the Securities Act pursuant to this Agreement, Seller indemnify and hold harmless Buyer and each Person, if any, who controls Buyer within the meaning of Section 15 of the Securities Act, each officer of Buyer who signs the registration statement, each director of Buyer and each underwriter (if any) and each Person who controls any underwriter (if any) within the meaning of
Section 15 of the Securities Act, against any and all such losses, claims, damages, liabilities or actions which Buyer or such officer, director, underwriter (if any) or controlling Person may become subject under the Securities Act or otherwise, and will reimburse Buyer, each such officer, director, underwriter (if any) and controlling Person for any legal or any other expenses reasonably incurred by such party in connection with investigating or defending any such loss, claim, damage, liability or action, if (a) such loss, claim, damage, liability or action in respect thereof arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement or any such prospectus, or any amendment thereof or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (b) any such statement or omission of a material fact was made in reliance upon and in conformity with written information furnished to Buyer by or on behalf of Seller specifically for use in connection with the preparation of such registration statement or prospectus or (c) such loss, claim, damage, liability or action in respect thereof arises out of or is based upon Seller's failure to deliver any required prospectus or otherwise comply with applicable laws regarding the same. In connection with any transaction contemplated by
Section 10.2 hereof, Seller also agrees to indemnify each such underwriter and each Person who controls any such underwriter within the meaning of Section 15 of the Securities Act as may reasonably and customarily be requested by the underwriters in connection with any underwritten offering of such UTI Shares.

              (c) Promptly after receipt by any indemnified Person of notice of any claim or commencement of any action in respect of which indemnity is to be sought against an indemnifying Person pursuant to this Agreement, such indemnified Person shall notify the indemnifying Person in writing of such claim or of the commencement of such action, and, subject to provisions hereinafter stated, in case any such action shall be brought against an indemnified Person and such indemnifying Person shall have been notified of the same, such indemnifying Person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person, and after notice from the indemnifying Person to such indemnified Person of its election to assume the defense thereof, such indemnifying Person shall not be liable to such indemnified Person in connection with the defense thereof; provided, however, if there exists or will exist a conflict of interest which would make it inappropriate in the reasonable judgment of the indemnified Person for the same counsel to represent both the indemnified Person and such indemnifying Person then such indemnified Person shall be entitled to retain its own counsel at the expense of such indemnifying Person; provided further, however, the indemnifying Person shall not be required to pay for more than one separate counsel for all of the indemnified Persons in addition to any local counsel.

       10.5 Termination. If Rule 144 or Rule 145 as promulgated under the Securities Act or any successor or similar rule or statute shall permit the sale of UTI Shares in compliance with the conditions thereof and the provisions thereof, the rights of Seller as to registration provided for in this Agreement as to such UTI Shares shall terminate immediately.


                                   ARTICLE XI

                                  TERMINATION

       11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

              (a)    by mutual written consent of Buyer;

              (b) by Buyer, if there shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

              (c)    by Buyer, if

              (i) the Closing shall not have occurred by March 1, 1997 (provided that the right to terminate this Agreement under this clause
       (i) shall not be available to Buyer if Buyer's failure to fulfill any of its obligations under this Agreement or its misrepresentation or breach of warranty hereunder has been the sole cause thereof); or

              (ii) there has been a material breach by Seller of any covenant or agreement, or a material inaccuracy of any representation or warranty of any Seller, contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such breach or inaccuracy has not been cured by Seller within five Business Days after Seller's receipt of notice thereof from Buyer, or waived by Buyer;

              (iii) the Board of Directors of Buyer shall not have approved this Agreement and the transactions contemplated hereby on or before January 10, 1997 (provided that the right to terminate this Agreement under this clause (iii) shall not be available to Buyer after January 17, 1997); or

              (iv) there shall occur an event which results in or would reasonably be expected to result in a Seller MAE.

              (d)    by Seller, if

              (i) the Closing shall not have occurred by March 1, 1997 (provided that the right to terminate this Agreement under this clause
       (i) shall not be available to Seller if Seller's failure to fulfill any of its obligations under this Agreement or its misrepresentation or breach of warranty hereunder has been the sole cause thereof);

              (ii) there has been a material breach by Buyer of any covenant or agreement, or a material inaccuracy of any representation or warranty of Buyer, contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller impossible and such breach or inaccuracy has not been cured by Buyer within five Business Days after Buyer's receipt of notice thereof from any Seller, or waived by Seller;

              (iii) at any time after January 10,1997, the Board of Directors of Buyer shall not have approved this Agreement and the transactions contemplated hereby (provided that the right to terminate this Agreement under this clause (iii) shall not be available to Seller once the Board of Directors of Buyer has approved this Agreement and the transactions contemplated hereby); or

              (iv)   there shall have occurred a Buyer MAE.

       11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 by Buyer or Seller, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Buyer or Seller or any of their respective directors, officers, employees, stockholders or representatives, except that the agreements contained in this
Section 11.2 and in Articles X and XII and Sections 5.12, 6.6 and 9.1 shall survive the termination hereof. Nothing contained in this Section 11.2 shall relieve any party from liability for damages actually incurred (excluding consequential damages) for breach of any covenant or agreement, or for the inaccuracy of any representation or warranty, contained herein.


                                  ARTICLE XII

                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
             WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

       12.1 Scope of Representations of Seller. Except as and to the extent set forth in this Agreement, the Deeds and the other documents, agreements and instruments delivered in connection with the Agreement, Seller makes no other representations or warranties, and disclaim all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT, THE DEEDS AND THE OTHER DOCUMENTS, AGREEMENTS AND INSTRUMENTS DELIVERED IN

CONNECTION WITH THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE MAINTENANCE, REPAIR, CONDITION, DESIGN, WORKMANSHIP, SUITABILITY, UTILITY OR MARKETABILITY OF THE RIGS OR OTHER PURCHASED ASSETS OR ANY PORTION THEREOF OR PROPERTY THEREON OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AGENTS, CONSULTANTS OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING THE EXPRESS AGREEMENT OF BUYER AND SELLER THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER WILL OBTAIN RIGHTS IN THE PURCHASED ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" AND "WITH ALL FAULTS."

       12.2 Indemnification by Seller. Seller agrees to indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys' fees and disbursements) of every kind, nature and description (collectively, "Claims") sustained by Buyer or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Seller contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, (ii) the ownership, management or use of the Purchased Assets prior to the Closing or (iii) any Retained Liabilities; provided, however, that Seller shall have no liability pursuant to this Section 12.2 for the first $150,000 of aggregate Claims in respect of breaches of representations or warranties by Seller (the "Buyer Basket") and Seller shall be responsible only for such amounts of such Claims as exceed the Buyer Basket. For purposes of the above indemnity, any representation or warranty given subject to a materiality qualifier shall be deemed to have been given without such qualifier.

       12.3 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold Seller and its Affiliates harmless from and against any and all losses, liabilities, Claims sustained by Seller or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Buyer contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, or (ii) the ownership, management or use of the Purchased Assets after the Closing, unless and to the extent that such Claim arises solely from any action of Seller or any of its Affiliates after the Closing; provided, however, that Buyer shall have no liability pursuant to this Section 12.3 for the first $150,000 of aggregate Claims in respect of breaches of representations and warranties of Buyer (the "Seller Basket") and Buyer shall be responsible only for such amounts of such Claims as exceed the Seller Basket. For purposes of the above indemnity, any representation or warranty given subject to a materiality qualifier, including an exception for those matters that would not have a Seller MAE, shall be deemed to have been given without such qualifier.

       12.4 Indemnification Procedure. Any party seeking information or reimbursement for Claims hereunder (the "Indemnified Party") shall as promptly as practical notify the party from which such indemnification is sought (the "Indemnifying Party") upon which the Indemnified Party intends to base a claim for indemnification or reimbursement hereunder; provided, however, that the failure of an Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such Claim except to the extent the Indemnifying Party is actually prejudiced or damaged by the failure to receive timely notice. In the event of any claims for indemnification or reimbursement, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) the defense of any claim, demand, lawsuit or other proceeding brought against the Indemnified Party, which claim, demand, lawsuit or other proceeding may give rise to the indemnity or reimbursement obligation of the Indemnifying Party hereunder, and may assert any defense of any party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification or
reimbursement hereunder.   Notwithstanding the right of an Indemnified Party so
to participate, the Indemnifying Party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) the indemnified Party shall have acknowledged the obligation to indemnify the Indemnified Party hereunder and the settlement is solely for cash or (ii) the Indemnified Party shall have declined so to participate.

       12.5 Survival. All representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect without limitation. All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with the transactions contemplated hereby. The covenants and agreements entered into pursuant to this Agreement shall survive the Closing Date without limitation.

       12.6 LIMITATION OF REMEDIES. THE INDEMNIFICATION OBLIGATIONS OF BUYER AND SELLER SET FORTH IN THIS AGREEMENT, INCLUDING IN THIS ARTICLE XII, SHALL BE LIMITED TO INDEMNIFICATION FOR ACTUAL DAMAGES SUFFERED AND SHALL NOT INCLUDE INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES; PROVIDED, HOWEVER, THAT ANY SUCH INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES RECOVERED BY A THIRD PARTY AGAINST A PARTY ENTITLED TO INDEMNITY UNDER THIS AGREEMENT SHALL BE INCLUDED IN THE DAMAGES RECOVERABLE PURSUANT TO THE INDEMNITIES HEREIN.

       12.7 Applicability of Indemnification Obligation. EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTION 12.2 OR
12.3 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED

BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.


                                  ARTICLE XIII

                                 MISCELLANEOUS

       13.1 Notices. All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, telefax or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

       If to Buyer:

              UTI Energy Corp.
              485 Devon Park Drive, Suite 112
              Wayne, PA 19087
              Telephone:  610-971-9600
              Facsimile:  610-964-0141
              Attention:  President

       with a copy to:

              Curtis W. Huff
              Fulbright & Jaworski L.L.P.
              1301 McKinney Street, Suite 5100
              Houston, Texas  77010-3095
              Facsimile: 713-651-5246

       If to Seller:

              Quarles Drilling Corporation
              7633 East 63rd Drive, Suite 6500
              Tulsa, Oklahoma  74133
              Attention:    Don Quarles
              Telephone:
              Facsimile:

       with a copy to:

              Drummond, Raymond & Hinds
              1924 South Utica, Suite 1000
              Tulsa, Oklahoma 74104
              Attention:    Tom Drummond

              Telephone:    918-749-7378
              Facsimile:    918-749-7869

       Such notices, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended receipt, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or
(iii) if sent by telecopy or facsimile transmission, when confirmation of receipt is received.

       13.2 Entire Agreement. This Agreement, including the Schedules, Exhibits, Annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

       13.3 Amendments and Waiver; Rights and Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

       13.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

       13.5   Binding Effect; Assignment.

              (a) This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

              (b) Buyer may upon notice to Seller direct that title to all or part of the Purchased Assets be taken in one or more of Buyer's wholly owned subsidiaries (direct or indirect) (a "Buyer Designee"); provided, however, that
(y) each Buyer Designee shall be made a party to this Agreement at or prior to the Closing and (z) no such designation shall relieve Buyer of any of its duties, liabilities or obligations hereunder.

       13.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       13.7 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

       13.8 Severability of Provisions. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

       13.9 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

       13.10 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.



                                           UTI ENERGY CORP.



                                           By:    /s/ Mark S. Siegel
                                                  -----------------------------
                                                  Name:   Mark S. Siegel
                                                  Title:  Chairman of the Board


                                           QUARLES DRILLING CORPORATION



                                           By:    /s/ Donald B. Quarles
                                                  -----------------------------
                                                  Name:   Donald B. Quarles
                                                  Title:  President